As filed with the Securities and Exchange Commission on October 19, 2018

Registration No. 333-96897

Registration No. 333-208327

Registration No. 333-217592

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-96897

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-208327

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-217592

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER OPERATING, L.P.

(Exact name of registrant as specified in its charter)

Delaware	73-1493906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Delaware

(State or other jurisdiction of incorporation or organization)

Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan

Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan

Sunoco Partners LLC Long-Term Incentive Plan (as Amended and Restated)

(Full title of the plan)

Thomas E. Long

Chief Financial Officer

Energy Transfer Operating, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0700

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

Copies to:

Lande A. Spottswood

Stephen M. Gill

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), with the Securities and Exchange Commission:

•

Registration Statement No. 333-96897, filed on July 22, 2002, registering 1,250,000 common units representing limited partner interests (the “Common Units”) of ETP (f/k/a Sunoco Logistics Partners L.P.) under the Sunoco Partners LLC Long-Term Incentive Plan (as amended and restated);

•

Registration Statement No. 333-208327, filed on December 3, 2015, registering 10,000,000 Common Units of ETP (f/k/a Sunoco Logistics Partners L.P.) under the Sunoco Partners LLC Long-Term Incentive Plan (as amended and restated); and

•

Registration Statement No. 333-217592, filed on May 2, 2017, registering 12,057,712 Common Units of ETP under the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan and the registration of 1,448,561 Common Units of ETP under the Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan, as amended by Post-Effective Amendment No. 1 thereto, filed on May 4, 2017.

On October 18, 2018, the common unitholders of ETP approved the Agreement and Plan of Merger, dated as of August 1, 2018 (the “Merger Agreement”), by and among ETP, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), LE GP, LLC, a Delaware limited liability company and the general partner of ETE, Streamline Merger Sub, LLC, a Delaware limited liability company and a newly formed, wholly owned subsidiary of ETE (“Merger Sub”) and Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into ETP, with ETP continuing as the surviving entity and a subsidiary of ETE (the “Merger”). Each outstanding common unit representing a limited partner interest of ETP was converted into the right to receive 1.28 common units representing limited partner interests of ETE. In connection with the Merger, on October 18, 2018, ETP filed a Certificate of Merger with a future effective date of October 19, 2018 with the Secretary of State of the State of Delaware to effect the Merger and amend the Certificate of Limited Partnership of ETP to change ETP’s name to “Energy Transfer Operating, L.P.”

In connection with the anticipated completion of the transactions contemplated by the Merger Agreement, ETP has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by ETP in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, ETP hereby removes from registration all of such securities of ETP registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 19th day of October, 2018.

ENERGY TRANSFER OPERATING, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Thomas E. Long
	Name:	Thomas E. Long
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in their capacities indicated, which are with Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of Energy Transfer Operating, L.P., on the dates indicated:

Signature	Title	Date

/s/ Kelcy L. Warren Kelcy L. Warren	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 19, 2018

/s/ Thomas E. Long Thomas E. Long	Chief Financial Officer (Principal Financial Officer)	October 19, 2018

/s/ A. Troy Sturrock A. Troy Sturrock	Senior Vice President and Controller (Principal Accounting Officer)	October 19, 2018

/s/ Matthew S. Ramsey Matthew S. Ramsey	President, Chief Operating Officer and Director	October 19, 2018

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	Chief Commercial Officer and Director	October 19, 2018

/s/ W. Brett Smith W. Brett Smith	Director	October 19, 2018

/s/ David K. Skidmore David K. Skidmore	Director	October 19, 2018

/s/ William P. Williams William P. Williams	Director	October 19, 2018